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                                                                     EXHIBIT 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]



                                 July 20, 2000



Efficient Networks, Inc.
4849 Alpha Road
Dallas, TX 75244

     Re:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We are acting as counsel for Efficient Networks, Inc., a Delaware corporation (the "Company"), in connection with the registration of the resale under the Securities Act of 1933, as amended, of up to 11,476,099 previously issued shares (the "Shares") of the Company's Common Stock, $0.001 par value per share. In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

     We understand that the Shares are to be sold for resale to the public as described in the Registration Statement. As the Company's legal counsel, we have examined the proceedings taken, and are familiar with the proceedings taken in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares have been legally issued and are fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                 Sincerely,

                                 WILSON SONSINI GOODRICH & ROSATI
                                 Professional Corporation

                                 /s/ Wilson Sonsini Goodrich & Rosati
                                 Professional Corporation